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                                         EXHIBIT 11.1

                                 TRIQUINT SEMICONDUCTOR, INC.

               Calculation of Net Income per Common and Common Equivalent Share

                          Years ended December 31, 1996, 1995, 1994

                       (in thousands, except share and per share data)


                                                Year Ended December 31,
                                       ----------------------------------------
                                          1996           1995           1994
                                       ---------      ----------     ---------
Net income                             $   6,287      $    3,062     $  (9,732)
                                       ---------      ----------     ---------
                                       ---------      ----------     ---------
Weighted average number of
common and common equivalent
shares outstanding:
     Primary                           8,762,717       7,236,681     5,346,399
     Fully diluted                     8,894,405       7,239,842

Net income (loss) per common
and common equivalent share:
     Primary                          $      .72      $      .42      $  (1.82)
                                      ----------      ----------     ---------
                                      ----------      ----------     ---------
     Fully diluted                    $      .71      $      .42     $   (1.82)
                                      ----------      ----------     ---------
                                      ----------      ----------     ---------


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